                                                                   Exhibit 10.25


                                                                      STREAMLINE
REVISED
May 1, 1997

Faith Popcorn
BRAINRESERVE
One Madison Avenue
New York, NY 10010

Dear Faith:

This memorandum serves as a contract between Streamline and BrainReserve.

BACKGROUND:

The Consumer Learning Center is a "live" research center designed to bring together and further develop the best thinking on relationship marketing in the emerging Consumer Direct industry. Toward that end, our objective is twofold: 1) to create a practical, hands-on forum to help determine how best to serve and market to the new consumer; and 2) to establish Streamline as the recognized leader in the Consumer Direct industry.

BRAINRESERVE'S ROLE:

We believe the BrainReserve is perfectly suited to support the work of the Consumer Learning Center.

The primary objectives of this assignment are two-fold:

1. To clearly articulate the barriers and enablers of Consumer Direct channel growth by drawing on consumer and expert opinion from a broad range of areas, including the fields of technology, world-class service organizations, and academia.
2. To develop one trend-supported "Sociological Impact Statement" white paper and presentation, including the implications and innovations for three key audiences: the consumer (80% of focus), the manufacturer (10% of focus), and Streamline (10% of focus).

BrainReserve's report and presentation will cover three specific implication arenas:

- What does the use of this category of home delivery service mean to the family in terms of time made available, lifestyle, and family impact of increased leisure and/or work time. What accrues to the family from the reduction of stress related to the outsourcing of shopping and repetitive task responsibilities? What types of products, promotions and services are required for optimum benefit?


- What are the barriers to entry for adoption of Streamline and other competing services? Why do consumers sign on? Why do they cancel? What keeps them from becoming early adopters? Are there benefits (such as Streamline's "high touch"


                                          27 Dartmouth Street Westwood, MA 02090
                                               tel 617.407.1900 fax 617.407.1946
              approach to service delivery) that can be engineered into this "high tech" category to facilitate trial, adoption, and loyalty from the consumer and market leadership for Streamline?


- What should the core of Streamline's vision be to provide a sustainable competitive advantage? What must it stand for uniquely in the consumer landscape to ensure market leadership over time?

BRAINRESERVE APPROACH:

In order to achieve the above objectives BrainReserve will:

1. Attend five meetings of the CLC and will deliver one major presentation (late June/early July) and one joint presentation (October).

2.       Conduct qualitative research, including:

         -        50- 100 TalentBank Expert Interviews
         -        5 Creative Thinks : 3 with 6-8 experts per session (total of approximately 20 experts)
                                      2 with 6-8 consumers per session (total of approximately 15 consumers)
         -        1 Critical Think, and
         -        1 Trend Discontinuity Session

3. Participate in Streamline's on-going consumer research to help design and participate in relevant qualitative and quantitative studies. BrainReserve expects that Streamline should plan to conduct a series of focus groups among the following:

         -        Current Streamline customers
         -        Current competitive service subscribers, and
         -        Potential subscribers of a service like Streamline

If BrainReserve and Streamline together conclude that quantitative consumer research is required, BrainReserve will help define a cost-effective option to gathering such data. Streamline understands that the cost of quantitative research is supplemental to the BrainReserve professional fees detailed below.

PROJECT TIMING:

This project is a two-and-a-half-month study, to be conducted during the nine-month period beginning February 15, 1997 and continuing through October 15, 1997. The rough timeline is estimated as follows:

FEBRUARY
Two weeks elapsed time to develop and refine (with Streamline) the research goals, methodology, and definitive project timetable. Articulate consumer research objectives and identify opportunities to leverage focus group activities of the CLC.

MARCH/APRIL
Three weeks elapsed time to conduct Talent Bank expert interviews, and conduct first round of Creative Thinks. Hypothesis development.

MAY/JUNE
Three weeks elapsed time to conduct second round of Creative Thinks with first round of consumer quantitative ratification (with CLC Panel, or Chilton or other omnibus service). Development of Impact Statement White Paper Presentation of interim findings at full session of the CLC.

JULY
One week elapsed time to refine White Paper, development of presentation and present to Streamline and the CLC (if not conducted in late June as described above). Development of secondary presentation of strategic and trend-support of best consumer hypothesis ratification.

OCTOBER
Integrated final presentation with Streamline to CLC participants of total study results.

COMPENSATION AND TERMS:

Streamline will compensate BrainReserve a total of $400,000 comprised of $375,000 in professional and qualitative research fees and $25,000 in expenses.


As of May 1, 1997 the following payments totaling $208,333 have been issued by Streamline to BrainReserve:


         December 4, 1996               $62,500
         January 27, 1997               $62,500
         February 6, 1997               $ 8,333
         May 1, 1997                    $75,000



The balance of $191,667 will be paid by Streamline to BrainReserve according to the following schedule:



         June 26, 1997                  $95,833
         October 14, 1997               $95,834



In addition, as of January 1997, the BrainReserve was granted a warrant to buy 100,000 shares of common stock at a price of $1.02 per share. The vesting schedule for the warrant is as follows:



         Upon project commencement      33,333 shares
         February 1, 1997               33,333 shares
         June 30, 1997                  33,334 shares



Fees and expenses described herein assume that any qualitative and quantitative research costs (beyond the BrainReserve effort described above) will be funded separately by the CLC and that BrainReserve will be able to influence and benefit from any such effort.

CONFIDENTIALITY AND OWNERSHIP OF TRADEMARKS:

Streamline and BrainReserve agree that each will hold in confidence and not disclose to third parties the proprietary and confidential information of the other, nor will either party use the name of the other or the names or photographs of their principals in press releases, promotional material or advertising without the prior written consent of the other.

In addition, all terms and marks denoted by "(TM)"' herein are trademarks of BrainReserve. Notwithstanding any other provisions of this agreement, any trademarks or trade names of BrainReserve (the "Trademarks") remain the property of BrainReserve. This agreement does not in any way confer any license or any right, title or interest in or to the Trademarks.

This agreement, together with the Warrant Agreement, sets forth the entire agreement between Streamline and BrainReserve as of the date hereof APRIL 30, 1997. Any future possible business between the two parties will be covered under separate agreement.


Agreed and Accepted

STREAMLINE, INC.
by:

         /s/ Timothy A. DeMello                                  Date:   5/8/97
-----------------------------------------------                       ---------
Timothy A. DeMello, Chairman and CEO Streamline


BRAINSERVE, INC.
by:

         /s/ Faith Popcorn                                       Date:
-----------------------------------------------                       ---------
Faith Popcorn, Founder and CEO